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                                                                     EXHIBIT 5.1



                    [DAVIS, GRAHAM & STUBBS, LLP LETTERHEAD]



                                  July 21, 2000



Ultimate Electronics, Inc.
321A. W. 84th Street
Thornton, CO  80260


Re: Sale of Shares of Common Stock Pursuant to Registration Statement On Form S-8 Ladies and Gentlemen:

         We have acted as counsel to Ultimate Electronics, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the "1933 Act), of
(i) 300,000 shares of the Company's common stock, $.01 par value per share, reserved for issuance under the Company's 2000 Equity Incentive Plan (the "2000 Plan Shares"), and (ii) 400,000 shares of the Company's common stock, $.01 par value per share, reserved for issuance under the Company's Employee Stock Purchase Plan (the "Stock Purchase Shares," which together with the "2000 Plan Shares" shall be referred to herein as the "Shares"). Terms used herein but not defined have the meanings attributed to those terms in the Registration Statement.

          This opinion is delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

          In rendering the following opinion, we have examined and relied only upon the documents specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination was limited to the following documents and no others:

         1. Certificate of Incorporation of the Company, as amended to date;

         2.       Bylaws of the Company, as amended to date;

         3. Resolutions adopted by the Board of Directors of the Company authorizing the 2000 Equity Incentive Plan and the Employee Stock Purchase Plan; and


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          4.      The Registration Statement, exhibits filed in connection
                  therewith and documents incorporated by reference including therein.

         We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

         The following opinions are limited solely to the applicable provisions of the General Corporation Law of the State of Delaware. While we are not licensed to practice in the State of Delaware, we have reviewed applicable provisions of the General Corporation Law of Delaware as we have deemed appropriate in connection with the provisions expressed herein. Except as described, we have neither examined nor do we express any opinion with respect to Delaware law.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are duly and validly authorized and when issued and sold as contemplated by the Registration Statement and subject to the proper execution and delivery of stock certificates evidencing the Shares, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

         We hereby consent to the filing of this opinion as an Exhibit to the aforesaid Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules of the Securities and Exchange Commission.

                                            Very truly yours,

                                            /s/ Davis, Graham & Stubbs LLP

                                            DAVIS, GRAHAM & STUBBS LLP